Exhibit 99.1

Global Partners Announces Reduction in Quarterly Distribution for the Fourth Quarter of 2015

Partnership Takes Strategic Steps to Balance Capital Investment Opportunities with Weakness in the Crude Oil Market

WALTHAM, Mass.--(BUSINESS WIRE)--January 28, 2016--Global Partners LP (NYSE: GLP) announced today that the Board of Directors of its general partner, Global GP LLC, has declared a quarterly cash distribution of $0.4625 per unit ($1.85 per unit on an annualized basis) on all of its outstanding common units for the period from October 1 to December 31, 2015. The distribution will be paid February 16, 2016 to unitholders of record as of the close of business on February 10, 2016.

The distribution, which primarily reflects continuing weakness in the crude oil market, represents a decrease of 33.7% from the distribution of $0.6975 paid in November 2015 and a decrease of 30.5% from the distribution of $0.6650 paid in February 2015.

“In light of the severe headwinds in the crude oil market, our Board has made the difficult decision to reduce our quarterly distribution for the first time since our initial public offering in 2005,” said Eric Slifka, President and CEO of Global Partners. “We continue to be negatively impacted by fixed costs associated with our crude oil business, including railcar leases. As a result, in the first quarter we have implemented a number of initiatives to reduce expenses and manage our cash flow. We are pursuing this approach in order to position the Partnership for the long term.”

During this period of headwinds in the crude market, to capitalize on the flexibility of its Oregon facility, Global Partners is taking steps to utilize this location for ethanol transloading. This measure is substantially related to cleaning of tanks and associated infrastructure, and is expected to be completed in the third quarter of this year.

As part of its expense management initiatives, the Partnership has reduced its workforce by approximately 70 people, which equates to approximately 8% of the Partnership’s headcount excluding employees at its convenience stores. This reduction includes employees at its transload facilities in Oregon and North Dakota and corporate offices.

“While any workforce reduction is difficult, we believe these actions are necessary to work through this challenging crude market,” Slifka said. “The implementation of all these initiatives helps provide us with flexibility to invest in our business in the future. We will continue to monitor market conditions and take other appropriate action as necessary.”

Separately, as part of the 2015 expansion of its retail gasoline station and convenience store network with the Warren and Capitol Petroleum acquisitions, the Partnership continues to evaluate its entire portfolio for purposes of advancing the disposition and reconfiguration of sites in order to maximize value.

Global Partners will provide additional details on the measures outlined in this news release on its fourth-quarter and full-year 2015 financial results conference call.

About Global Partners LP

A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail across its “virtual pipeline” from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,600 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 180 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary